Consent of Independent Registered Public Accounting Firm

To the Supervisory Board of
Deutsche Bank Aktiengesellschaft:

        We consent to the incorporation by reference in the Registration Statement of Nelnet Student Loan Funding, LLC (No. 333-128658) of our audit report dated March 9, 2006 with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.

        Our audit report refers to the fact that Deutsche Bank
Aktiengesellschaft and subsidiaries adopted FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" during 2003.



/s/ KPMG Deutsche Treuhand - Gesellschaft Aktiengesellschaft
    Wirtschaftsprufungesellschaft

Frankfurt am Main (Germany)
March 23, 2006